Exhibit 99.1

Brag House Provides Update on Status of Form 10-Q Filing and Reaffirms Strategic Focus on Gen Z Engagement and Learfield Partnership Expansion

NEW YORK, NY — May 30, 2025 (GLOBE NEWSWIRE) Brag House Holdings, Inc. (NASDAQ: TBH), the Gen Z engagement platform at the intersection of gaming, college sports, and digital media, today announced that it continues to diligently work on its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025.

As anticipated, on May 27, 2025, the Company received notice from the Nasdaq Stock Market that it is not in compliance with Nasdaq Listing Rule 5250(c)(1) due to the delayed filing of its Form 10-Q. Brag House intends to file its Form 10-Q before the date it would have to submit a compliance plan on July 28 to Nasdaq for continued listing. The Nasdaq notice has no immediate effect on the listing or trading of Brag House’s common stock on the Nasdaq Capital Market.

"We remain committed to transparency and full compliance with our SEC reporting obligations," said Lavell Juan Malloy II, Chief Executive Officer and Co-Founder of Brag House. "As a recently public company, our team is working diligently to complete all necessary disclosures and filings while maintaining our strategic focus."

As Brag House continues to enhance its operational infrastructure, the Company remains focused on executing its long-term vision to revolutionize casual gaming on college campuses through school-spirit-based digital experiences and NIL-integrated content.

Earlier this month, Brag House, in partnership with Florida Gators Athletics and Learfield’s Florida Gators Sports Properties, launched the inaugural Brag Gators Gauntlet: Baseball Edition. The event, hosted ahead of the Gators’ baseball game against Alabama, featured a Fortnite tournament with a baseball-inspired scoring format and saw strong turnout from both current students and alumni. The activation served as a gamified digital tailgate, offering a new layer of engagement for college sports fans.

“This is the foundation of a broader initiative,” added Malloy. “By merging college sports with interactive digital gaming formats, we’re building a new layer of fan engagement that serves students, alumni, schools, and brand partners alike.”

Following the successful debut event, Brag House and Learfield will host the next activation in the Brag Gators Gauntlet series on July 19, 2025, giving students and fans another opportunity to experience what is quickly becoming a new sports medium. The Company plans to roll out additional events at select universities across the country throughout the remainder of 2025.

About Brag House

Brag House is a leading media technology gaming platform dedicated to transforming casual college gaming into a vibrant, community-driven experience. By seamlessly merging gaming, social interaction, and cutting-edge technology, the Company provides an inclusive and engaging environment for casual gamers while enabling brands to authentically connect with the influential Gen Z demographic. The platform offers live-streaming capabilities, gamification features, and custom tournament services, fostering meaningful engagement between users and brands. For more information, please visit www.braghouse.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including the Company’s ability to regain compliance with Nasdaq listing rules and timely file the Form 10-Q. For a full discussion of these risks, please refer to Brag House’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements.

Media Contact:
Fatema Bhabrawala
Director of Media Relations
fbhabrawala@allianceadvisors.com

Investor Relations Contact:
Adele Carey
VP, Investor Relations
ir@thebraghouse.com